Exhibit 3.1

Amendment No. 7 to the
Amended and Restated Limited Liability Company
Operating Agreement of DIV Holding LLC

This Amendment No. 7 (this “Amendment”) to the Amended and Restated Limited Liability Company Operating Agreement of DIV Holding LLC, a Delaware limited liability company (the “Company”), is entered into as of September 6, 2007 by The Veritas Capital Fund II, L.P., a Delaware limited partnership (“Veritas”).

WHEREAS, the Company was formed pursuant to that certain Limited Liability Company Operating Agreement dated as of February 11, 2005 among Veritas and the other Persons listed as Class A Members named therein, as amended by that certain Amended and Restated Limited Liability Company Operating Agreement dated as of April 28, 2005 among Veritas and the other Persons listed as Class A Members named therein, as further amended by that certain Amendment No. 1 to the Amended and Restated Limited Liability Company Operating Agreement dated as of November 22, 2005 among Veritas and the other Persons listed as Class A Members and Class B Members named therein, as further amended by that certain Amendment No. 2 to the Amended and Restated Limited Liability Company Operating Agreement dated as of March 14, 2006 among Veritas and the Persons listed as Additional Class B Members named therein, as further amended by that certain Amendment No. 3 to the Amended and Restated Limited Liability Company Operating Agreement dated as of June 2, 2006 between Veritas and the Person listed as an Additional Class B Member named therein, as further amended by that certain Amendment No. 4 to the Amended and Restated Limited Liability Company Operating Agreement dated as of July 17, 2006 between Veritas and the Person listed as an Additional Class B Member named therein, as further amended by that certain Amendment No. 5 to the Amended and Restated Limited Liability Company Operating Agreement dated as of December 1, 2006 among Veritas and the Persons listed as Additional Class B Members named therein, and as further amended by that certain Amendment No. 6 to the Amended and Restated Limited Liability Company Operating Agreement dated as of February 26, 2007 among Veritas, the Person listed as an Additional Class B Member and the Persons listed as Consenting Class B Members named therein (collectively, the “Operating Agreement”);

WHEREAS, effective July 1, 2007, General Anthony C. Zinni (the “Class B Member”) resigned as a member of the Board of Directors of DynCorp International, Inc. (“DI Inc.”) and became Executive Vice President of DynCorp International LLC (“DI LLC”); and

WHEREAS, Veritas desires to reflect that, notwithstanding any provisions of the Operating Agreement to the contrary, the vesting of the Class B Percentage Interest of the Class B Member shall not have terminated due to his resignation as a member of the Board of Directors of DI Inc. and the Class B Percentage Interest of the Class B Member shall continue to vest as originally provided in the Operating Agreement so long as he continues to be employed by DI LLC;

NOW, THEREFORE, in consideration of the mutual agreements made herein, Veritas hereby amends the Operating Agreement as follows:

1.             Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Operating Agreement.

2.             Notwithstanding any provisions of the Operating Agreement to the contrary, the vesting of the Class B Percentage Interest of the Class B Member shall not have terminated due to his resignation as a member of the Board of Directors of DI Inc. and the Class B Percentage Interest of the Class B Member shall continue to vest as originally provided in the Operating Agreement so long as he continues to be employed by DI LLC.

3.             All other terms of the Operating Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, Veritas has duly executed this Amendment as of the date first above written.

THE VERITAS CAPITAL FUND II, L.P.

By:	/s/ Robert B. McKeon
Authorized Signatory